Exhibit 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257

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FOR IMMEDIATE RELEASE
CONTACT: Stephen Gulis Jr.
(616) 866-5570

WOLVERINE WORLD WIDE, INC. ANNOUNCES
PROGRAM TO BUY BACK AN ADDITIONAL
TWO MILLION SHARES OF COMMON STOCK

          Rockford, Michigan -- Aug. 19, 2002 -- Wolverine World Wide, Inc. (NYSE: WWW) today announced that its Board of Directors has authorized the repurchase of up to 2.0 million shares (approximately 5% of the shares outstanding) of the Company's stock through open market or privately negotiated transactions over a 24-month period. This new authorization follows a similar 2.0 million share repurchase program which the Company's Board of Directors authorized in October of 2000 and is nearly complete. Purchases of stock under this new authorization will be funded from the Company's operating cash flow. Excluding treasury shares, Wolverine has approximately 41.3 million shares of common stock issued and outstanding.

          "The Company's financial condition continues to be strong," stated Timothy J. O'Donovan, Wolverine's President and CEO. "Our growth plan is working and our operating model is generating record cash flow from operating activities which, for fiscal 2002, is estimated to approach $75.0 million. Given current market conditions, we believe our shares are undervalued, and the execution of this repurchase program represents an attractive investment opportunity and an excellent use of our cash."

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and slippers. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, HYTEST®, Merrell® and Wolverine®. The Company also markets branded footwear under license from CAT®, Harley-Davidson® and Stanley®. The Company's products are carried by leading retailers in the U.S. and are distributed internationally in over 140 countries. For additional information, please visit our website, www.wolverineworldwide.com.

This press release contains forward looking statements. Investors are cautioned that actual results and outcomes may materially differ from such forward looking statements due to a number of factors including, but not limited to, risks detailed in the Company's reports filed with the Securities and Exchange Commission and the Company's quarterly press release issued on July 10, 2002.

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